Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Stratasys Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value New Israeli Shekel 0.01 per share (“ordinary shares”)	Other(2)	6,653,619	(3)	$13.07	(2)	$86,962,800.33	$0.0001102	$9,583.31
Fees to Be Paid	Equity	ordinary shares	Other(2)	274,430	(4)	$13.07	(2)	$3,586,800.10	$0.0001102	$395.27
Fees to Be Paid	Equity	ordinary shares	Other(5)	22,110	(6)	$14.38	(5)	$317,941.80	$0.0001102	$35.04
Fees to Be Paid	Equity	ordinary shares	Other(5)	56,630	(6)	$13.11	(5)	$742,419.30	$0.0001102	$81.82
Total Offering Amounts				7,006,789				$91,609,961.53		$10,095.44
Total Fees Previously Paid										--
Total Fee Offsets										--
Net Fee Due										$10,095.44

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Stratasys Ltd. 2022 Share Incentive Plan (the “2022 Plan”) to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.

(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on $13.07 per ordinary share, which represents the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on February 24, 2023.

(3)	Represents ordinary shares available for issuance pursuant to potential future grants under the 2022 Plan, including ordinary shares that may be rolled over to the 2022 Plan from the Stratasys Ltd. 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) upon expiration, cancelation, termination, forfeiture, repurchase, or settlement in cash in lieu of issuance of shares, of awards under the 2012 Plan.

(4)	Consists of ordinary shares issuable upon vesting and settlement of Restricted Shares Units (RSUs) that are outstanding under the 2022 Plan.

(5)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options that have been granted under the 2022 Plan.

(6)	Consists of ordinary shares issuable upon exercise of options that are outstanding under the 2022 Plan, which options are exercisable at the exercise price shown in this row in the column “Proposed Maximum Offering Price Per Unit”.